EXHIBIT 23
                     INDEPENDENT AUDITORS' CONSENT



THE BOARD OF DIRECTORS
OF CIBER, INC:


We consent to the incorporation by reference herein of our report dated August 6, 1996, except as to the second paragraph of Note 12, which is as of September 3, 1996, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of CIBER, Inc. and which report is no longer appropriate since restated consolidated financial statements giving effect to a business combination accounted for as a pooling of interests have been included in the Form 8-K of CIBER, Inc. filed on December 12, 1996. We also consent to the incorporation by reference herein of our report dated August 6, 1996, except as to the first and second paragraphs of Note 2, which are as of October 28, 1996 with respect to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the Form 8-K of CIBER, Inc. filed on December 12, 1996.



                                   KPMG PEAT MARWICK LLP
                                   KPMG PEAT MARWICK LLP


Denver, Colorado
April 17, 1997